                                                  Exhibit 12 (b)



          MEMORANDUM REGARDING RELIANCE ON ORDER OF THE COMMISSION TO
                           DEDUCT THE DAC TAX CHARGE
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[CHUBB LIFEAMERICA LOGO APPEARS HERE]
--------------------------------------------------------------------------------
One Granite Place, P.O. Box 515, Concord, NH 03302 . (603) 226-5000



June 22, 1995

The Colonial Insurance Company of America
One Granite Place
Concord, New Hampshire  03301

Re:  Colonial Separate Account D

Gentlemen:

This opinion is furnished in connection with an Order of Exemption, pursuant to section 6(c) of the Investment Company Act of 1940 from section 27(c) (2) of the Act and rules 6e-3(T) (b) (13) and 6e-3(T) (c) (4) thereunder, granted on August 10, 1994 to Chubb Life Insurance Company of America ("Chubb Life") and its Chubb Separate Account C; which order also granted relief to certain future policies and separate accounts, including those established by life insurance companies affiliated with Chubb Life. Chubb Life Insurance Company of America, et.al., Release No. IC-20401 (July 12, 1994) (notice) and Release No. IC-20471 (Aug. 10,
1994) (order).

This opinion covers Colonial Separate Account D of The Colonial Insurance Company of America ("Colonial Life"), a wholly-owned subsidiary of Chubb Life, to support certain group flexible premium variable life insurance policies and certificates and group joint and last survivor flexible premium variable life insurance policies and certificates ("collectively, "flexible premium contracts") issued by Colonial Life and Chubb Securities Corporation.

I am familiar with the financial impact of the increased federal tax burden under Section 848 of the Internal Revenue Code of 1986, as amended, resulting from the receipt of premiums for the flexible premium contracts, and I am familiar with the Order of Exemption. In my opinion:

   1. The DAC Tax charge is reasonable is relation to Colonial Life's increased federal tax burden under Section 848 resulting from the receipt of premiums.

   2. The targeted rate of return used to calculate the DAC Tax charge is reasonable.

   3. The factors taken into account by Colonial Life to determine the targeted rate of return are appropriate for this purpose.




                   Chubb LifeAmerica is the servicemark of
    Chubb Life Insurance Company of America . The Colonial Life Insurance
                              Company of America
                    Chubb Sovereign Life Insurance Company
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The Colonial Life Insurance Company
   of America
June 22, 1995
Page Two


I hereby consent to the use of this opinion as an Exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 filed in connection with the registration 0f interests in Colonial Separate Account D.



                              /S/ Michael J. LeBoeuf
                              Michael J. LeBoeuf, FSA: MAAA;
                              Assistant Vice President and
                              Product Actuary